Exhibit 99.1

Gordmans Stores, Inc. Announces Fourth Quarter 2013 Results

Fourth Quarter Net Sales Increased 2.0% Excluding 14th Week of the Fourth Quarter of 2012;

Fourth Quarter Diluted EPS of $0.14

Omaha, Nebraska (March 25, 2014) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its fourth quarter (thirteen weeks) and fiscal year (fifty-two weeks) ended February 1, 2014.

Fourth Quarter Highlights

•	Net sales increased 2.0% to $200.0 million compared to $196.2 million in the thirteen weeks ended January 26, 2013.

•	Diluted earnings per share were $0.14, at the high end of our guidance range of $0.11 to $0.14.

Fiscal Year 2013 Highlights

•	Net sales increased 3.0% to $619.6 million compared to $601.4 million in the fifty-two weeks ended January 26, 2013 (2.0% increase compared to fifty-three week fiscal 2012).

•	Ten new stores were opened in six new and two existing markets, including one new state.

“Our fourth quarter sales performance was driven by the ten new stores that we opened throughout the fiscal year, partially offset by a comparable store sales decline of 7.4% on a comparable calendar basis,” commented Mike James, Chief Financial Officer. “While we are disappointed with our results in the fourth quarter, sales were disadvantaged by six fewer shopping days between Thanksgiving and Christmas this year. In addition, weather had a negative impact in December and January. During the past several years, we have increased our store count by over 40%. We have also accomplished a number of strategic initiatives to prepare the Company for continued growth, including implementation of a new Oracle enterprise merchandising system and a new business intelligence system, launch of our gRewards loyalty program and, in 2014, we recently completed a headquarters office move and we are in the process of completing our second distribution center and the re-engineering of associated business processes.”

Fourth Quarter Financial Results

Net sales for the thirteen weeks ended February 1, 2014 were $200.0 million compared to net sales of $202.5 million for the fourteen weeks ended February 2, 2013. On a comparable 13-week basis, net sales increased 2.0%. On a comparable calendar basis, comparable store sales declined by 7.4%. By merchandise category, Apparel generated the best comparable sales performance, followed by Home, then Accessories. Gross profit, which includes license fees, decreased by 2.2% to $76.7 million, or 38.3% of net sales, from $78.4 million, or 38.7% of net sales, in the fourth quarter of fiscal 2012. Selling, general and administrative costs were $71.3 million, or 35.6% of net sales, compared to $65.6 million, or 32.4% of net sales, in the fourth quarter of fiscal 2012. Interest expense increased to $1.4 million from $0.1 million in the fourth quarter of fiscal 2012 due to additional interest associated with the term loan entered into in August 2013 to fund the special cash dividend paid in September 2013. Net income for the fourth quarter of fiscal 2013 was $2.7 million, or $0.14 per diluted share, which includes the interest expense of approximately $0.03 per diluted share associated with the term loan used to partially fund the special cash dividend, compared to net income of $7.9 million, or $0.41 per diluted share, in the fourth quarter of fiscal 2012.

Fiscal Year 2013 Financial Results

Net sales for the fifty-two week fiscal year ended February 1, 2014 increased 2.0% to $619.6 million compared to net sales of $607.7 million for the fifty-three week period ended February 2, 2013. On a comparable 52-week basis, net sales increased 3.0%. On a comparable calendar basis, comparable store sales declined by 7.0%. Gross profit, which includes license fees, decreased by 1.1% to $261.9 million, or 42.3% of net sales, from $264.8 million, or 43.6% of net sales, in the prior year. Selling, general and administrative costs were $247.1 million, or 39.9% of net sales, compared to $226.7 million, or 37.3% of net sales, in the prior year. Interest expense increased to $2.5 million from $0.5 million in the prior year due to additional interest associated with the term loan used to partially fund the special cash dividend. Net income for fiscal year 2013 was $8.0 million, or $0.41 per diluted share, which includes the interest expense of approximately $0.06 per diluted share associated with the term loan compared to net income of $23.5 million, or $1.21 per diluted share, in fiscal year 2012.

Loyalty Program

Since launching its gRewards loyalty program in the second quarter of 2013, the Company has enrolled approximately 1.5 million guests as of the end of fiscal 2013 and the average loyalty transaction has equated to a double digit percentage increase over the average non-loyalty transaction.

New Store Performance

The Company opened ten new stores in fiscal 2013 including seven that were in new markets Albuquerque, Clarksville, IN (Louisville, KY MSA), Minot, ND, Kenosha, WI (Milwaukee MSA), Valparaiso, IN and Green Bay, WI with the remainder in existing markets of Salt Lake City and Peoria, IL. Sales generated by the stores opened in 2013 in aggregate are performing at 96% of the Company’s new store model.

Expansion Plans

The Company plans to open seven new stores in 2014 and will close two to three existing stores. Three new stores opened in late March, three are scheduled to open at the end of the second quarter, and one toward the end of the third quarter. The Company is expanding into five new markets and two new states with locations in Schererville, IL; Muskegon, MI; Grand Rapids, MI; Saginaw, MI and Tyler, TX, as well as the existing markets of Boise and St. Louis. Gordmans closed one store upon the end of its lease term earlier this month, and will close an additional store in the second quarter. At the end of 2014, Gordmans will have increased its number of stores by 43% since the end of 2010, expanding from 68 to 97 stores.

Outlook

For the first quarter of fiscal year 2014 ending May 3, 2014, the Company currently expects net sales to be between $142 and $144 million, which reflects a low-single digit comparable store sales decrease compared to the thirteen weeks ended May 4, 2013. The Company expects gross profit margins be comparable to the first quarter of fiscal 2013. Additional selling, general and administrative expenses related to depreciation and expenses associated with the Company’s second distribution center that will be operational in the second quarter of the year in particular will result in some deleveraging in expenses. The Company projects diluted earnings per share in the range of $0.00 to $0.02 (using a weighted average diluted share count of approximately 19.5 million), which includes the impact of interest expense associated with the term loan used to fund the special cash dividend of approximately $0.03 in earnings per share.

Conference Call Information

The Company will not conduct a conference call in connection with the fourth quarter earnings release, but expects to resume conference calls with the release of earnings results for the first quarter of 2014.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 95 stores in 20 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	February 1, 2014	February 2, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,759	$40,824
Accounts receivable	2,755	2,049
Landlord receivable	4,716	8,787
Income taxes receivable	3,809	1,300
Merchandise inventories	94,711	78,006
Deferred income taxes	2,815	2,617
Prepaid expenses and other current assets	8,361	6,552

Total current assets	122,926	140,135
PROPERTY AND EQUIPMENT, net	76,393	45,966
INTANGIBLE ASSETS, net	1,906	1,992
OTHER ASSETS, net	5,762	3,033

TOTAL ASSETS	$206,987	$191,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$42,561	$34,211
Accrued expenses	28,748	22,789
Current portion of long-term debt	7,813	189

Total current liabilities	79,122	57,189

NONCURRENT LIABILITIES:
Long-term debt, less current portion	44,437	—
Deferred rent	31,591	21,997
Deferred income taxes	9,553	9,236
Other liabilities	479	316

Total noncurrent liabilities	86,060	31,549

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	53,795	52,461
(Accumulated deficit) Retained earnings	(12,009)	49,908

Total stockholders’ equity	41,805	102,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$206,987	$191,126

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended February 1, 2014	14 Weeks Ended February 2, 2013	52 Weeks Ended February 1, 2014	53 Weeks Ended February 2, 2013
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$200,023	$202,460	$619,559	$607,692
License fees from leased departments	1,982	1,887	7,828	7,361
Cost of sales	(125,330)	(125,963)	(365,463)	(350,212)

Gross profit	76,675	78,384	261,924	264,841
Selling, general and administrative expenses	(71,298)	(65,563)	(247,131)	(226,710)

Income from operations	5,377	12,821	14,793	38,131
Interest expense, net	(1,352)	(115)	(2,482)	(481)

Income before taxes	4,025	12,706	12,311	37,650
Income tax expense	(1,293)	(4,765)	(4,298)	(14,119)

Net income	$2,732	$7,941	$8,013	$23,531

Basic earnings per share	$0.14	$0.41	$0.42	$1.23
Diluted earnings per share	$0.14	$0.41	$0.41	$1.21

Basic weighted average shares outstanding	19,351,386	19,235,960	19,288,623	19,165,260
Diluted weighted average shares outstanding	19,355,766	19,448,582	19,345,308	19,405,218

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200